Exhibit 99.1
Planet Fitness, Inc. Announces Fourth Quarter and Year-End 2021 Results
Fourth quarter 2021 system-wide same store sales increased 12.3%
Ended 2021 with 15.2 million members, a 1.7 million member increase since the end of 2020
Opened 132 new stores in 2021
Acquired Sunshine Fitness in Q1 2022; refinanced and upsized securitized debt
Hampton, NH, February 24, 2022 - Today, Planet Fitness, Inc. (NYSE:PLNT) reported financial results for its fourth quarter ended December 31, 2021.
“We exceeded our expectations for both members and new store growth in 2021, which we believe demonstrates that our message of fitness being essential to both physical and mental health is resonating with consumers,” said Chris Rondeau, Chief Executive Officer. “To date in the first quarter of 2022, we ended January with 15.6 million members surpassing our pre-pandemic first quarter 2020 membership peak. We also recently acquired Sunshine Fitness, a high-performing operator of more than 100 Planet Fitness locations, and we completed a successful debt refinancing. We believe there is long-term untapped opportunity for growth as the pandemic underscored the importance of overall fitness, and we offer a welcoming and safe environment for people looking to get off the couch to begin their fitness journey.”
Fourth Quarter Fiscal 2021 Highlights
•Total revenue increased from the prior year period by 37.3% to $183.6 million.
•System-wide same store sales increased 12.3%.
•Net income attributable to Planet Fitness, Inc. was $5.7 million, or $0.07 per diluted share, compared to net income attributable to Planet Fitness, Inc. of $8.7 million, or $0.11 per diluted share, in the prior year period.
•Net income was $6.3 million, compared to $9.7 million in the prior year period.
•Adjusted net income(1) increased 49.6% to $22.5 million, or $0.26 per diluted share, compared to $15.1 million, or $0.17 per diluted share, in the prior year period.
•Adjusted EBITDA(1) increased 23.3% to $63.0 million from $51.1 million in the prior year period.
•62 new Planet Fitness stores were opened system-wide during the period, bringing system-wide total stores to 2,254 as of December 31, 2021.
Fiscal Year 2021 Highlights
•Total revenue increased from the prior year by 44.4% to $587.0 million.
•Net income (loss) attributable to Planet Fitness, Inc. was income of $42.8 million, or $0.51 per diluted share, compared to a loss of $15.0 million, or $(0.19) per diluted share, in the prior year.
•Net income (loss) was income of $46.1 million, compared to a loss of $15.2 million in the prior year.
•Adjusted net income(1) increased to $71.5 million, or $0.82 per diluted share, compared to $3.1 million, or $0.04 per diluted share, in the prior year.
•Adjusted EBITDA(1) increased 86.5% to $224.4 million from $120.4 million in the prior year.
•132 new Planet Fitness stores were opened system-wide during the year, bringing system-wide total stores to 2,254 as of December 31, 2021.
(1) Adjusted net income, Adjusted EBITDA and Adjusted net income per share, diluted are non-GAAP measures. For reconciliations of Adjusted EBITDA and Adjusted net income to U.S. GAAP (“GAAP”) net income and a computation of Adjusted net income per share, diluted, see “Non-GAAP Financial Measures” accompanying this press release.
Operating Results for the Fourth Quarter Ended December 31, 2021
For the fourth quarter of 2021, total revenue increased $49.9 million or 37.3% to $183.6 million from $133.8 million in the prior year period, including system-wide same store sales growth of 12.3%. By segment:
•Franchise segment revenue increased $11.5 million or 17.3% to $78.4 million from $66.9 million in the prior year period. Of the increase, $6.2 million is from new stores and stores that were open in the current year period but temporarily closed in the prior year period due to COVID-19, $5.5 million is attributable to the franchise same store sales increase of 12.4%, $2.3 million is from higher equipment placement revenue, and $2.2 million is from higher franchise and other fees. These amounts were partially offset by lower National Advertising Fund (“NAF”) revenue of $2.9 million and lower annual fee revenue of $1.8 million as a result of catch up billings in the fourth quarter of 2020 as stores reopened from temporary COVID-19 closures;

•Corporate-owned stores segment revenue increased $5.9 million or 15.3% to $44.9 million from $38.9 million in the prior year period. The $5.9 million increase was primarily a result of new stores and stores that were open in the current year period but temporarily closed in the prior year period due to COVID-19 and a same store sales increase of 10.1%, partially offset by lower annual fee revenue as a result of catch up billings in the fourth quarter of 2020 as stores reopened from temporary COVID-19 closures; and
•Equipment segment revenue increased $32.4 million or 115.7% to $60.4 million from $28.0 million in the prior year period, due to higher equipment sales to new and existing franchisee-owned stores. Also contributing to the increase was the 15% discount provided to franchisees on equipment sales in the prior year as a result of the COVID-19 pandemic.
For the fourth quarter of 2021, net income attributable to Planet Fitness, Inc. was $5.7 million, or $0.07 per diluted share, compared to $8.7 million, or $0.11 per diluted share, in the prior year period. Net income was $6.3 million in the fourth quarter of 2021 compared to $9.7 million in the prior year period. Both of the above amounts in 2021 include $17.5 million of credit loss expense related to the establishment of an allowance for credit losses on a held-to-maturity investment based upon facts and circumstances that existed as of December 31, 2021 related to the investee's performance and overall financial condition. Adjusted net income increased 49.6% to $22.5 million, or $0.26 per diluted share, from $15.1 million, or $0.17 per diluted share, in the prior year period. Adjusted net income has been adjusted to reflect a normalized income tax rate of 27.0% for the fourth quarter of 2021 and 26.6% for the prior year period and excludes certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”).
Adjusted EBITDA, which is defined as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”), increased 23.3% to $63.0 million from $51.1 million in the prior year period.
Segment EBITDA represents our Total Segment EBITDA broken down by the Company’s reportable segments. Total Segment EBITDA is equal to EBITDA, which is defined as net income before interest, taxes, depreciation and amortization (see “Non-GAAP Financial Measures”).
•Franchise segment EBITDA increased $5.7 million or 13.2% to $49.3 million. The increase is primarily a result of higher revenue of $11.5 million as described above, partially offset by higher franchise-related payroll and operational expenses and higher NAF expenses in the current year period;
•Corporate-owned stores segment EBITDA increased $1.7 million or 14.1% to $14.0 million. The increase is primarily due to higher corporate-owned store revenue as described above, partially offset by higher operating expenses as a result of COVID-19 related closures in the prior year period and the opening of nine new corporate-owned stores since October 1, 2020; and
•Equipment segment EBITDA increased by $11.2 million or 354.9% to $14.3 million, due to higher equipment sales to new and existing franchisee-owned stores. Also contributing to the increase was the 15% discount provided to franchisees on equipment sales in the prior year as a result of the COVID-19 pandemic.
Operating Results for the Fiscal Year Ended December 31, 2021
For the fiscal year ended December 31, 2021, total revenue increased $180.4 million or 44.4% to $587.0 million from $406.6 million in the prior year. By segment:
•Franchise segment revenue increased $84.6 million or 41.0% to $290.7 million from $206.2 million in the prior year primarily from higher royalty revenue and NAF revenue as a result of temporary store closures related to COVID-19 beginning in March 2020, as well as higher equipment placement revenue;
•Corporate-owned stores segment revenue increased $50.1 million or 42.7% to $167.2 million from $117.1 million in the prior year, primarily as a result of temporary store closures related to COVID-19 beginning in March 2020, as well as the opening of 12 new corporate-owned stores since January 1, 2020; and
•Equipment segment revenue increased $45.8 million or 54.9% to $129.1 million from $83.3 million in the prior year, driven by higher equipment sales to new and existing franchisee-owned stores. Also contributing to the increase was the 15% discount provided to franchisees on equipment sales in the prior year as a result of the COVID-19 pandemic.

For the year ended December 31, 2021, net income (loss) attributable to Planet Fitness, Inc. was income of $42.8 million, or $0.51 per diluted share, compared to a loss of $15.0 million, or $(0.19) per diluted share, in the prior year. Net income (loss) was income of $46.1 million in 2021 compared to a loss of $15.2 million in the prior year. Both of the above amounts in 2021 include $17.5 million of credit loss expense related to the establishment of an allowance for credit losses on a held-to-maturity investment based upon facts and circumstances that existed as of December 31, 2021 related to the investee's performance and overall financial condition. Adjusted net income increased to $71.5 million, or $0.82 per diluted share, from $3.1 million, or $0.04 per diluted share, in the prior year period. Adjusted net income has been adjusted to reflect a normalized income tax rate of 27.0% for the year ended December 31, 2021 and 26.6% for the prior year period and excludes certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”).
Adjusted EBITDA, which is defined as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”), increased 86.5% to $224.4 million from $120.4 million in the prior year period.
Segment EBITDA represents our Total Segment EBITDA broken down by the Company’s reportable segments. Total Segment EBITDA is equal to EBITDA, which is defined as net income before interest, taxes, depreciation and amortization (see “Non-GAAP Financial Measures”).
•Franchise segment EBITDA increased $79.3 million or 69.0% to $194.3 million primarily due to temporary store closures related to COVID-19 beginning in March 2020, higher NAF revenue and lower NAF expense, partially offset by higher franchise-related payroll and operational expenses;
•Corporate-owned stores segment EBITDA increased $25.5 million or 107.8% to $49.2 million, primarily due to temporary store closures related to COVID-19 beginning in March 2020, as well as the opening of 12 new corporate-owned stores since January 1, 2020; and
•Equipment segment EBITDA increased by $16.6 million or 126.6% to $29.7 million driven by higher equipment sales to new and existing franchisee-owned stores and the 15% discount offered to franchisees on equipment sales in the prior year as a result of the COVID-19 pandemic.
2022 Outlook
For the year ending December 31, 2022, the Company expects the following, which includes the impact from the Sunshine Fitness acquisition and assumes there is no significant worsening of the COVID-19 pandemic that seriously impacts performance, including prolonged store closures or other mandated operational restrictions:
•New equipment placements of approximately 170 in franchisee-owned locations
•System-wide same store sales in the low double-digit percentage range
The following are 2022 growth expectations over the Company’s 2021 results:
•Revenue to increase in the mid-50 percent range
•Adjusted EBITDA to increase in the high-50 percent range
•Adjusted Net Income to increase in the low-90 percent range
•Adjusted earnings per share to increase in the mid-80 percent range, based on Adjusted diluted shares outstanding of approximately 91.1 million, inclusive of the issuance of equity as part of the Sunshine Fitness acquisition
The Company also expects 2022 net interest expense to be approximately $89 million as a result of its recent debt refinancing and upsizing.

Presentation of Financial Measures
Planet Fitness, Inc. (the “Company”) was formed in March 2015 for the purpose of facilitating the initial public offering (the “IPO”) and related recapitalization transactions that occurred in August 2015, and in order to carry on the business of Pla-Fit Holdings, LLC (“Pla-Fit Holdings”) and its subsidiaries. As the sole managing member of Pla-Fit Holdings, the Company operates and controls all of the business and affairs of Pla-Fit Holdings, and through Pla-Fit Holdings, conducts its business. As a result, the Company consolidates Pla-Fit Holdings’ financial results and reports a non-controlling interest related to the portion of Pla-Fit Holdings not owned by the Company.
The financial information presented in this press release includes non-GAAP financial measures such as EBITDA, Segment EBITDA, Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per share, diluted, to provide measures that we believe are useful to investors in evaluating the Company’s performance. These non-GAAP financial measures are supplemental measures of the Company’s performance that are neither required by, nor presented in accordance with GAAP. These financial measures should not be considered in isolation or as substitutes for GAAP financial measures such as net income (loss) or any other performance measures derived in accordance with GAAP. In addition, in the future, the Company may incur expenses or charges such as those added back to calculate Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per share, diluted. The Company’s presentation of Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per share, diluted, should not be construed as an inference that the Company’s future results will be unaffected by similar amounts or other unusual or nonrecurring items. See the tables at the end of this press release for a reconciliation of EBITDA, Adjusted EBITDA, Total Segment EBITDA, Adjusted net income (loss), and Adjusted net income (loss) per share, diluted, to their most directly comparable GAAP financial measure.
The non-GAAP financial measures used in our full-year outlook will differ from net income (loss) and net income (loss) per share, diluted, determined in accordance with GAAP in ways similar to those described in the reconciliations at the end of this press release. We do not provide guidance for net income (loss) or net income (loss) per share, diluted, determined in accordance with GAAP or a reconciliation of guidance for Adjusted net income (loss) and Adjusted net income (loss) per share, diluted, to the most directly comparable GAAP measure because we are not able to predict with reasonable certainty the amount or nature of all items that will be included in our net income (loss) and net income (loss) per share, diluted, for the year ending December 31, 2022. These items are uncertain, depend on many factors and could have a material impact on our net income (loss) and net income (loss) per share, diluted, for the year ending December 31, 2022, and therefore cannot be made available without unreasonable effort.
Same store sales refers to year-over-year sales comparisons for the same store sales base of both corporate-owned and franchisee-owned stores, which is calculated for a given period by including only sales from stores that had sales in the comparable months of both years. We define the same store sales base to include those stores that have been open and for which monthly membership dues have been billed for longer than 12 months. We measure same store sales based solely upon monthly dues billed to members of our corporate-owned and franchisee-owned stores. Because less than 50% of our stores in the same store sales base had membership billings in all of the months included in the year ended December 31, 2020, we are not providing same store sales comparisons for that period. For the three months ending December 31, 2021, we have provided same store sales comparisons for the stores that had monthly membership billings in all three months of both years.
Investor Conference Call
The Company will hold a conference call at 8:00AM (ET) on February 24, 2022 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.planetfitness.com via the “Investor Relations” link. The webcast will be archived on the website for one year.
About Planet Fitness
Founded in 1992 in Dover, NH, Planet Fitness is one of the largest and fastest-growing franchisors and operators of fitness centers in the United States by number of members and locations. As of December 31, 2021, Planet Fitness had approximately 15.2 million members and 2,254 stores in 50 states, the District of Columbia, Canada, Panama, Mexico and Australia. The Company's mission is to enhance people's lives by providing a high-quality fitness experience in a welcoming, non-intimidating environment, which we call the Judgement Free Zone®. More than 95% of Planet Fitness stores are owned and operated by independent business men and women.

Investor Contact:
Stacey Caravella
investor@planetfitness.com
603-750-4674
Media Contacts:
McCall Gosselin, Planet Fitness
mccall.gosselin@pfhq.com
603-957-4650

Brittany Fraser, ICR
Brittany.Fraser@icrinc.com
917-658-8750
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s statements with respect to expected future performance presented under the heading “2022 Outlook,” those attributed to the Company’s Chief Executive Officer in this press release, and other statements, estimates and projections that do not relate solely to historical facts. Forward-looking statements can be identified by words such as "believe," “expect,” “goal,” plan,” “will,” “prospects,” “future,” “strategy” and similar references to future periods, although not all forward-looking statements include these identifying words. Forward-looking statements are not assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding the future of the business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results to differ materially include risks and uncertainties associated with the duration and impact of COVID-19, which has resulted and may again result in store closures and a decrease in our net membership base and may give rise to or heighten one or more of the other risks and uncertainties described herein, competition in the fitness industry, the Company’s and franchisees’ ability to attract and retain members, the Company's and franchisees' ability to identify and secure suitable sites for new franchise stores, changes in consumer demand, changes in equipment costs, the Company’s ability to expand into new markets domestically and internationally, operating costs for the Company and franchisees generally, availability and cost of capital for franchisees, acquisition activity, developments and changes in laws and regulations, risks related to our ability to achieve the benefits from the Sunshine Fitness acquisition, our substantial increased indebtedness as a result of our refinancing and securitization transactions and our ability to incur additional indebtedness or refinance that indebtedness in the future, our future financial performance and our ability to pay principal and interest on our indebtedness, our corporate structure and tax receivable agreements, failures, interruptions or security breaches of the Company's information systems or technology, general economic conditions and the other factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2020 and, once available, the Company's annual report on Form 10-K for the year ended December 31, 2021, as well as the Company’s other filings with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in forward-looking statements, investors should not place undue reliance on forward-looking statements, which reflect the Company’s views only as of the date of this press release. Except as required by law, neither the Company nor any of its affiliates or representatives undertake any obligation to provide additional information or to correct or update any information set forth in this release, whether as a result of new information, future developments or otherwise.

Planet Fitness, Inc. and subsidiaries
Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except per share amounts)

	For the three months ended December 31,		For the year ended December 31,
	2021	2020	2021	2020
Revenue:
Franchise	$64,151	$49,863	$237,570	$162,159
Commission income	398	213	779	696
National advertising fund revenue	13,868	16,792	52,361	43,301
Corporate-owned stores	44,864	38,918	167,219	117,142
Equipment	60,359	27,985	129,094	83,320
Total revenue	183,640	133,771	587,023	406,618
Operating costs and expenses:
Cost of revenue	47,414	25,330	100,993	70,955
Store operations	28,628	25,588	110,716	87,797
Selling, general and administrative	27,292	17,442	94,540	68,585
National advertising fund expense	17,574	15,015	59,442	61,255
Depreciation and amortization	16,042	14,396	62,800	53,832
Other loss	17,500	3,828	15,137	4,434
Total operating costs and expenses	154,450	101,599	443,628	346,858
Income from operations	29,190	32,172	143,395	59,760
Other income (expense), net:
Interest income	233	302	878	2,937
Interest expense	(20,492)	(20,723)	(81,211)	(82,117)
Other income (expense), net	(11,797)	5,687	(11,102)	4,903
Total other expense, net	(32,056)	(14,734)	(91,435)	(74,277)
Income (loss) before income taxes	(2,866)	17,438	51,960	(14,517)
Equity earnings (losses) of unconsolidated entities, net of tax	(179)	—	(179)	—
(Benefit) provision for income taxes	(9,329)	7,756	5,659	687
Net income (loss)	6,284	9,682	46,122	(15,204)
Less net income (loss) attributable to non-controlling interests	544	992	3,348	(213)
Net income (loss) attributable to Planet Fitness, Inc.	$5,740	$8,690	$42,774	$(14,991)
Net income (loss) per share of Class A common stock:
Basic	$0.07	$0.11	$0.51	$(0.19)
Diluted	$0.07	$0.11	$0.51	$(0.19)
Weighted-average shares of Class A common stock outstanding:
Basic	83,596	81,912	83,296	80,303
Diluted	84,152	82,497	83,894	80,303

Planet Fitness, Inc. and subsidiaries
Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands, except per share amounts)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$545,909	$439,478
Restricted cash	58,032	76,322
Accounts receivable, net of allowance for bad debts of $0 and $7 at December 31, 2021 and 2020, respectively	27,257	16,447
Inventory	1,155	473
Prepaid expenses	12,869	11,881
Other receivables	13,519	16,754
Income tax receivable	3,673	5,461
Total current assets	662,414	566,816
Property and equipment, net of accumulated depreciation of $152,296, as of December 31, 2021 and $107,720 as of December 31, 2020	173,687	160,677
Investments, net of allowance for expected credit losses of $17,462 and $0 as of December 31, 2021 and 2020, respectively	18,760	—
Right-of-use assets, net	190,330	164,252
Intangible assets, net	200,937	217,075
Goodwill	228,569	227,821
Deferred income taxes	539,264	511,200
Other assets, net	2,022	1,896
Total assets	$2,015,983	$1,849,737
Liabilities and stockholders' deficit
Current liabilities:
Current maturities of long-term debt	$17,500	$17,500
Accounts payable	27,892	19,388
Accrued expenses	51,714	22,042
Equipment deposits	6,036	795
Deferred revenue, current	28,351	26,691
Payable pursuant to tax benefit arrangements, current	20,302	—
Other current liabilities	24,815	25,479
Total current liabilities	176,610	111,895
Long-term debt, net of current maturities	1,665,273	1,676,426
Borrowings under Variable Funding Notes	75,000	75,000
Lease liabilities, net of current portion	197,682	167,910
Deferred revenue, net of current portion	33,428	32,587
Deferred tax liabilities	—	881
Payable pursuant to tax benefit arrangements, net of current portion	507,805	488,200
Other liabilities	3,030	2,511
Total noncurrent liabilities	2,482,218	2,443,515
Stockholders' equity (deficit):
Class A common stock, $0.0001 par value - 300,000 shares authorized, 83,804 and 82,821 shares issued and outstanding as of December 31, 2021 and 2020, respectively	8	8
Class B common stock, $0.0001 par value - 100,000 shares authorized, 3,056 and 3,722 shares issued and outstanding as of December 31, 2021 and 2020, respectively	1	1
Accumulated other comprehensive income	12	27
Additional paid in capital	63,428	45,673
Accumulated deficit	(708,804)	(751,578)
Total stockholders' deficit attributable to Planet Fitness Inc.	(645,355)	(705,869)
Non-controlling interests	2,510	196
Total stockholders' deficit	(642,845)	(705,673)
Total liabilities and stockholders' deficit	$2,015,983	$1,849,737

Planet Fitness, Inc. and subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
(Amounts in thousands, except per share amounts)

	For the Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$46,122	$(15,204)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,800	53,832
Amortization of deferred financing costs	6,346	6,411
Amortization of favorable leases and asset retirement obligations	71	57
Equity (earnings) losses of unconsolidated entities, net of tax	179	—
Dividends accrued on investment	(1,401)	—
Deferred tax expense	1,528	7,213
Loss (gain) on re-measurement of tax benefit arrangement	11,737	(5,949)
Provision for bad debts	10	(74)
Credit loss expense on held-to-maturity investment	17,462	—
Gain on disposal of property and equipment	(46)	(107)
Other	(22)	(494)
Equity-based compensation	8,805	4,777
Changes in operating assets and liabilities:
Accounts receivable	(10,804)	23,611
Inventory	(681)	404
Other assets and other current assets	8,259	(2,676)
Accounts payable and accrued expenses	30,928	(10,938)
Other liabilities and other current liabilities	(3,063)	4,384
Income taxes	2,202	(4,461)
Payments pursuant to tax benefit arrangements	(445)	(26,621)
Equipment deposits	5,235	(2,212)
Deferred revenue	2,349	(2,842)
Deferred rent	1,718	2,027
Net cash provided by operating activities	189,289	31,138
Cash flows from investing activities:
Additions to property and equipment	(54,074)	(52,560)
Acquisitions of franchises	(1,888)	—
Proceeds from sale of property and equipment	46	282
Investments	(35,000)	—
Net cash used in investing activities	(90,916)	(52,278)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	75,000
Proceeds from issuance of Class A common stock	8,186	2,571
Principal payments on capital lease obligations	(182)	(165)
Repayment of long-term debt	(17,500)	(17,500)
Dividend equivalent paid to members of Pla-Fit Holdings	—	(234)
Distributions to members of Pla-Fit Holdings	(750)	(1,822)
Net cash (used in) provided by financing activities	(10,246)	57,850
Effects of exchange rate changes on cash and cash equivalents	14	295
Net increase in cash, cash equivalents and restricted cash	88,141	37,005
Cash, cash equivalents and restricted cash, beginning of period	515,800	478,795
Cash, cash equivalents and restricted cash, end of period	$603,941	$515,800
Supplemental cash flow information:
Net cash paid (refund received) for income taxes	$1,848	$(2,157)
Cash paid for interest	$74,869	$75,629
Non-cash investing activities:
Non-cash additions to property and equipment	$5,659	$1,172

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Total Segment EBITDA, Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per share, diluted (collectively, the “non-GAAP financial measures”). The Company believes that these non-GAAP financial measures, when used in conjunction with GAAP financial measures, are useful to investors in evaluating our operating performance. These non-GAAP financial measures presented in this release are supplemental measures of the Company’s performance that are neither required by, nor presented in accordance with GAAP. These financial measures should not be considered in isolation or as substitutes for GAAP financial measures such as net income (loss) or any other performance measures derived in accordance with GAAP. In addition, in the future, the Company may incur expenses or charges such as those added back to calculate Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per share, diluted. The Company’s presentation of Adjusted EBITDA, Adjusted net income (loss), and Adjusted net income (loss) per share, diluted, should not be construed as an inference that the Company’s future results will be unaffected by unusual or nonrecurring items.
EBITDA, Segment EBITDA and Adjusted EBITDA
We refer to EBITDA and Adjusted EBITDA as we use these measures to evaluate our operating performance and we believe these measures provide useful information to investors in evaluating our performance. We have also disclosed Segment EBITDA as an important financial metric utilized by the Company to evaluate performance and allocate resources to segments in accordance with ASC 280, Segment Reporting. We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. Segment EBITDA sums to Total Segment EBITDA which is equal to the Non-GAAP financial metric EBITDA. We believe that EBITDA, which eliminates the impact of certain expenses that we do not believe reflect our underlying business performance, provides useful information to investors to assess the performance of our segments as well as the business as a whole. Our board of directors also uses EBITDA as a key metric to assess the performance of management. We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of the Company’s core operations. These items include certain purchase accounting adjustments, stock offering-related costs, and certain other charges and gains. We believe that Adjusted EBITDA is an appropriate measure of operating performance in addition to EBITDA because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors in comparing the core performance of our business from period to period.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
(in thousands)
Net income (loss)	$6,284	$9,682	$46,122	$(15,204)
Interest income	(233)	(302)	(878)	(2,937)
Interest expense	20,492	20,723	81,211	82,117
(Benefit) provision for income taxes	(9,329)	7,756	5,659	687
Depreciation and amortization	16,042	14,396	62,800	53,832
EBITDA	$33,256	$52,255	$194,914	$118,495
Purchase accounting adjustments-revenue(1)	110	63	379	279
Purchase accounting adjustments-rent(2)	109	90	433	490
Severance costs(3)	—	(9)	—	981
Pre-opening costs(4)	832	306	2,134	1,520
Legal matters(5)	—	5,810	—	5,810
Insurance recovery(6)	—	—	(2,500)	—
Credit loss expense on held-to-maturity investments(7)	17,462	—	17,462	—
Dividend income on held-to-maturity investments(8)	(1,401)	—	(1,401)	—
Tax benefit arrangement remeasurement(9)	12,085	(5,447)	11,737	(5,949)
Other(10)	543	(1,956)	1,286	(1,265)
Adjusted EBITDA	$62,996	$51,112	$224,444	$120,361

(1)Represents the impact of revenue-related purchase accounting adjustments associated with the acquisition of Pla-Fit Holdings on November 8, 2012 by TSG (the “2012 Acquisition”). At the time of the 2012 Acquisition, the Company maintained a deferred revenue account, which consisted of deferred area development agreement fees, deferred franchise fees, and deferred enrollment fees that the Company billed and collected up front but recognizes for GAAP purposes at a later date. In connection with the 2012 Acquisition, it was determined that the carrying amount of deferred revenue was greater than the fair value assessed in accordance with ASC 805—Business Combinations, which resulted in a write-down of the carrying value of the deferred revenue balance upon application of acquisition push-down accounting under ASC 805. These amounts represent the additional revenue that would have been recognized in these periods if the write-down to deferred revenue had not occurred in connection with the application of acquisition pushdown accounting.
(2)Represents the impact of rent-related purchase accounting adjustments. In accordance with guidance in ASC 805 – Business Combinations, in connection with the 2012 Acquisition, the Company’s deferred rent liability was required to be written off as of the acquisition date and rent was recorded on a straight-line basis from the acquisition date through the end of the lease term. This resulted in higher overall recorded rent expense each period than would have otherwise been recorded had the deferred rent liability not been written off as a result of the acquisition push down accounting applied in accordance with ASC 805. Adjustments of $0.1 million, $0.2 million and $0.1 million in the three months ended December 31, 2020 and the years ended December 31, 2021 and 2020, respectively, reflect the difference between the higher rent expense recorded in accordance with U.S. GAAP since the acquisition and the rent expense that would have been recorded had the 2012 Acquisition not occurred. Adjustments of $0.1 million, $0.1 million, $0.3 million and $0.4 million in the three months ended December 31, 2021 and 2020 and the years ended December 31, 2021 and 2020, respectively, are due to the amortization of favorable and unfavorable lease intangible assets. All of the rent related purchase accounting adjustments are adjustments to rent expense which is included in store operations on our consolidated statements of operations.
(3)Represents severance expense recorded in connection with a reduction in force in the year ended December 31, 2020.
(4)Represents costs associated with new corporate-owned stores incurred prior to the store opening, including payroll-related costs, rent and occupancy expenses, marketing and other store operating supply expenses.
(5)Represents costs associated with legal matters in which the Company is a defendant. This amount includes expense of $3.8 million related to the settlement of legal claims in the three months and year ended December 31, 2020, and includes a $2.0 million reserve against an indemnification receivable related to a legal matter in the year ended December 31, 2020.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

(6)Represents an insurance recovery of previously recognized expenses related to the settlement of legal claims.
(7)Represents credit loss expense on our held-to-maturity investment based upon facts and circumstances that existed as of December 31, 2021 related to the investee's performance and overall financial condition.
(8)Represents dividend income recognized on a held-to-maturity investment.
(9)Represents gains and losses related to the adjustment of our tax benefit arrangements primarily due to changes in our effective tax rate.
(10)Represents certain other charges and gains that we do not believe reflect our underlying business performance. In the quarter and year ended December 31, 2020 this amount included a $1.4 million gain related to an employee retention payroll tax credit received in connection with the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act").
A reconciliation of Segment EBITDA to Total Segment EBITDA is set forth below.

	Three months ended December 31,		Year ended December 31,
(in thousands)	2021	2020	2021	2020
Segment EBITDA
Franchise	$49,321	$43,582	$194,303	$114,968
Corporate-owned stores	14,033	12,296	49,196	23,672
Equipment	14,326	3,149	29,680	13,097
Corporate and other	(14,875)	(6,772)	(78,265)	(33,242)
Total Segment EBITDA(1)	$62,805	$52,255	$194,914	$118,495
(1) Total Segment EBITDA is equal to EBITDA.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

Adjusted Net Income (loss) and Adjusted Net Income (loss) per Diluted Share
Our presentation of Adjusted net income (loss) assumes that all net income (loss) is attributable to Planet Fitness, Inc., which assumes the full exchange of all outstanding Holdings Units for shares of Class A common stock of Planet Fitness, Inc., adjusted for certain non-recurring items that we do not believe directly reflect our core operations. Adjusted net income (loss) per share, diluted, is calculated by dividing Adjusted net income (loss) by the total shares of Class A common stock outstanding plus any dilutive options and restricted stock units as calculated in accordance with GAAP and assuming the full exchange of all outstanding Holdings Units and corresponding Class B common stock as of the beginning of each period presented. Adjusted net income (loss) and Adjusted net income (loss) per share, diluted, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe Adjusted net income (loss) and Adjusted net income (loss) per share, diluted, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of Adjusted net income (loss) to net income (loss), the most directly comparable GAAP measure, and the computation of Adjusted net income (loss) per share, diluted, are set forth below.

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share amounts)	2021	2020	2021	2020
Net income (loss)	$6,284	$9,682	$46,122	$(15,204)
Provision for income taxes, as reported	(9,329)	7,756	5,659	687
Purchase accounting adjustments-revenue(1)	110	63	379	279
Purchase accounting adjustments-rent(2)	109	90	433	490
Severance costs(3)	—	(9)	—	981
Pre-opening costs(4)	832	306	2,134	1,520
Legal matters(5)	—	5,810	—	5,810
Insurance recovery(6)	—	—	(2,500)	—
Credit loss expense on held-to-maturity investments(7)	17,462	—	17,462	—
Dividend income on held-to-maturity investments(8)	(1,401)	—	(1,401)	—
Tax benefit arrangement remeasurement(9)	12,085	(5,447)	11,737	(5,949)
Other(10)	543	(1,956)	1,286	(1,265)
Purchase accounting amortization(11)	4,159	4,211	16,636	16,846
Adjusted income before income taxes	$30,854	$20,506	$97,947	$4,195
Adjusted income taxes(12)	8,331	5,455	26,446	1,116
Adjusted net income	$22,523	$15,051	$71,501	$3,079

Adjusted net income per share, diluted	$0.26	$0.17	$0.82	$0.04

Adjusted weighted-average shares outstanding(13)	87,290	87,117	87,218	87,166

(1)Represents the impact of revenue-related purchase accounting adjustments associated with the 2012 Acquisition. At the time of the 2012 Acquisition, the Company maintained a deferred revenue account, which consisted of deferred area development agreement fees, deferred franchise fees, and deferred enrollment fees that the Company billed and collected up front but recognizes for GAAP purposes at a later date. In connection with the 2012 Acquisition, it was determined that the carrying amount of deferred revenue was greater than the fair value assessed in accordance with ASC 805—Business Combinations, which resulted in a write-down of the carrying value of the deferred revenue balance upon application of acquisition push-down accounting under ASC 805. These amounts represent the additional revenue that would have been recognized in these periods if the write-down to deferred revenue had not occurred in connection with the application of acquisition pushdown accounting.
(2)Represents the impact of rent-related purchase accounting adjustments. In accordance with guidance in ASC 805 – Business Combinations, in connection with the 2012 Acquisition, the Company’s deferred rent liability was required to be written off as of the acquisition date and rent was recorded on a straight-line basis from the acquisition date through the end of the lease term. This resulted in higher overall recorded rent expense each period than would have otherwise been recorded had the deferred rent liability not been written off as a result of the acquisition push down accounting applied in accordance with ASC 805. Adjustments of $0.1 million, $0.2 million and $0.1 million in the three months

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

ended December 31, 2020 and the years ended December 31, 2021 and 2020, respectively, reflect the difference between the higher rent expense recorded in accordance with U.S. GAAP since the acquisition and the rent expense that would have been recorded had the 2012 Acquisition not occurred. Adjustments of $0.1 million, $0.1 million, $0.3 million and $0.4 million in the three months ended December 31, 2021 and 2020 and the years ended December 31, 2021 and 2020, respectively, are due to the amortization of favorable and unfavorable lease intangible assets. All of the rent related purchase accounting adjustments are adjustments to rent expense which is included in store operations on our consolidated statements of operations.
(3)Represents severance expense recorded in connection with a reduction in force in the year ended December 31, 2020.
(4)Represents costs associated with new corporate-owned stores incurred prior to the store opening, including payroll-related costs, rent and occupancy expenses, marketing and other store operating supply expenses.
(5)Represents costs associated with legal matters in which the Company is a defendant. This amount includes expense of $3.8 million related to the settlement of legal claims in the three months and year ended December 31, 2020, and includes a $2.0 million reserve against an indemnification receivable related to a legal matter in the year ended December 31, 2020.
(6)Represents an insurance recovery of previously recognized expenses related to the settlement of legal claims.
(7)Represents credit loss expense on our held-to-maturity investment based upon facts and circumstances that existed as of December 31, 2021 related to the investee's performance and overall financial condition.
(8)Represents dividend income recognized on a held-to-maturity investment.
(9)Represents gains and losses related to the adjustment of our tax benefit arrangements primarily due to changes in our effective tax rate.
(10)Represents certain other charges and gains that we do not believe reflect our underlying business performance. In the quarter and year ended December 31, 2020 this amount included a $1.4 million gain related to an employee retention payroll tax credit received in connection with the CARES Act.
(11)Includes $3.1 million, $3.1 million, $12.4 million and $12.4 million of amortization of intangible assets, other than favorable leases, for the three months ended December 31, 2021 and 2020 and the years ended December 31, 2021 and 2020, respectively recorded in connection with the 2012 Acquisition, and $1.1 million, $1.1 million, $4.3 million and $4.5 million of amortization of intangible assets for the three months ended December 31, 2021 and 2020 and the years ended December 31, 2021 and 2020, respectively, created in connection with historical acquisitions of franchisee-owned stores. The adjustment represents the amount of actual non-cash amortization expense recorded, in accordance with GAAP, in each period.
(12)Represents corporate income taxes at an assumed effective tax rate of 27.0% for the three months and year ended December 31, 2021 and 26.6% for the three months and year ended December 31, 2020, applied to adjusted income before income taxes.
(13)Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

A reconciliation of net income per share, diluted, to Adjusted net income per share, diluted is set forth below for the three months and years ended December 31, 2021 and 2020:

	Three months ended December 31, 2021			Three months ended December 31, 2020
(in thousands, except per share amounts)	Net income	Weighted Average Shares	Net income per share, diluted	Net income	Weighted Average Shares	Net income per share, diluted
Net income attributable to Planet Fitness, Inc.(1)	$5,740	84,152	$0.07	$8,690	82,497	$0.11
Assumed exchange of shares(2)	544	3,138		992	4,620
Net income	6,284			9,682
Adjustments to arrive at adjusted income before income taxes(3)	24,570			10,824
Adjusted income before income taxes	30,854			20,506
Adjusted income taxes(4)	8,331			5,455
Adjusted net income	$22,523	87,290	$0.26	$15,051	87,117	$0.17
(1)Represents net income attributable to Planet Fitness, Inc. and the associated weighted average shares, diluted of Class A common stock outstanding.
(2)Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc. as of the beginning of the period presented. Also assumes the addition of net income attributable to non-controlling interests corresponding with the assumed exchange of Holdings Units and share of Class B common stock for shares of Class A common stock.
(3)Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes.
(4)Represents corporate income taxes at an assumed effective tax rate of 27.0% and 26.6% for the three months ended December 31, 2021 and 2020, respectively, applied to adjusted income before income taxes.

	Year Ended December 31, 2021			Year Ended December 31, 2020
(in thousands, except per share amounts)	Net income	Weighted Average Shares	Net income per share, diluted	Net income	Weighted Average Shares	Net income per share, diluted
Net income (loss) attributable to Planet Fitness, Inc.(1)	$42,774	83,894	$0.51	$(14,991)	80,303	$(0.19)
Assumed exchange of shares(2)	3,348	3,324		(213)	6,293
Net income (loss)	46,122			(15,204)
Adjustments to arrive at adjusted income before income taxes(3)	51,825			19,399	570
Adjusted income before income taxes	97,947			4,195
Adjusted income taxes(4)	26,446			1,116
Adjusted net income	$71,501	87,218	$0.82	$3,079	87,166	$0.04
(1)Represents net income attributable to Planet Fitness, Inc. and the associated weighted average shares, diluted of Class A common stock outstanding.
(2)Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc. as of the beginning of the period presented. Also assumes the addition of net income attributable to non-controlling interests corresponding with the assumed exchange of Holdings Units and shares of Class B common stock for shares of Class A common stock.
(3)Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes, and the impact of dilutive stock options and RSUs.
(4)Represents corporate income taxes at an assumed effective tax rate of 27.0% and 26.6% for the years ended December 31, 2021 and 2020, respectively, applied to adjusted income before income taxes.